UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 5, 2021
(Date of Report/Date of earliest event reported)

SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	001-07626	39-0561070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)

(414) 271-6755
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.10 per share	SXT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 5, 2021, Sensient Technologies Corporation (“Sensient” or the “Company”) entered into a Third Amended and Restated Credit Agreement dated as of May 5, 2021 (the “Credit Agreement”) by and among the Company and certain subsidiaries of the Company as Borrowers, Wells Fargo Bank, National Association, as Administrative Agent, PNC Bank, National Association, as Syndication Agent, Bank of America, N.A., ING Bank N.V., Dublin Branch, and TD Bank, N.A. as Co-Documentation Agents, and the other lenders party thereto.  The Credit Agreement provides for a $350 million senior unsecured revolving credit facility, with up to $20 million of the facility being available as a subfacility for standby and commercial letters of credit and sub-limits of up to $50 million on swing line loans. Funds are available in U.S. dollars, Canadian dollars, Euros, Swiss Francs, and other major currencies. Proceeds from the facility will be used to refinance existing indebtedness of the Company and its subsidiaries and for working capital and other general corporate purpose needs of the Company.

The Credit Agreement amends and restates the Company’s Second Amended and Restated Credit Agreement, dated as of May 3, 2017, as amended by a First Amendment dated as of June 22, 2018, and a Limited Waiver and Second Amendment, dated as of July 28, 2020, to, among other things, (i) terminate the $145 million term loan facility (which had no amounts outstanding), (ii) extend the maturity of Sensient’s revolving credit facility from May 2022 to May 2026, and (iii) modify certain other provisions of the Credit Agreement as set forth therein.

Borrowings under the Credit Agreement bear interest at, the Company’s option, of (i) a fluctuating London Interbank Offered Rate (“LIBOR”) plus 1.00-1.50% depending on the Company’s current Net Leverage Ratio (as defined below) and (ii) a base rate of the highest of (A) the Federal Funds Rate plus 0.5%, (B) the prime commercial lending rate (as established by the Administrative Agent from time to time), and (C) the daily LIBOR for a one-month interest period plus 1.00%.

The Credit Agreement requires Sensient to generally maintain (i) a ratio of consolidated total funded net debt to consolidated EBITDA (“Net Leverage Ratio”) of not more than 3.50 to 1.00, and (ii) an interest charge coverage ratio of not less than 3.00 to 1.00.  The Credit Agreement also includes other covenants that are customary in transactions of this type.

The Credit Agreement includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy or insolvency event, cross-default to other material indebtedness, material ERISA events, material money judgments, and a change in control. If an event of default occurs, the Administrative Agent will be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement and the termination of the credit facility.

Certain lender parties to the Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, commercial banking and other financial advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Additionally, on May 6, 2021, Sensient entered into a Third Amendment dated as of May 6, 2021 to Note Purchase Agreement dated as of November 6, 2015, a Second Amendment dated as of May 6, 2021 to Note Purchase Agreement dated as of May 3, 2017, a First Amendment dated as of May 6, 2021 to Note Purchase Agreement dated as of November 1, 2018, and a Fourth Amendment dated as of May 6, 2021 to Note Purchase Agreement dated as of April 5, 2013 (collectively, the “Note Purchase Agreement Amendments”) by and among the Company and the Noteholders (as defined in each of the Note Purchase Agreement Amendments). The Note Purchase Agreement Amendments amend each note purchase agreement to make substantially conforming changes to the underlying note purchase agreements as were made to the Credit Agreement, including the financial covenants described above, each as set forth in the Note Purchase Agreement Amendments.

The foregoing is intended to be a general description of the Note Purchase Agreement Amendments but does not constitute a full description of them. Reference is made to the Note Purchase Agreement Amendments, which are attached as Exhibits 4.1, 4.2, 4.3, and 4.4.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

EXHIBIT INDEX

Exhibit Number	Description
4.1	Fourth Amendment dated as of May 6, 2021 to Note Purchase Agreement dated as of April 5, 2013.
4.2	Third Amendment dated as of May 6, 2021 to Note Purchase Agreement dated as of November 6, 2015.
4.3	Second Amendment dated as of May 6, 2021 to Note Purchase Agreement dated as of May 3, 2017.
4.4	First Amendment dated as of May 6, 2021 to Note Purchase Agreement dated as of November 1, 2018.
10.1	Third Amended and Restated Credit Agreement dated as of May 5, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION

By:	/s/ John J. Manning

Name:	John J. Manning

Title:	Senior Vice President, General Counsel, and Secretary

Date:	May 11, 2021